Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TransEnterix, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 5, 2014, relating to the consolidated financial statements of TransEnterix, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Raleigh, North Carolina

March 7, 2014